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Gene Logic Inc.
Years Ended December 31, 1998, 1997 and 1996
Exhibit 11.1



                Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)


                                                                                        1998       1997       1996
                                                                                       -----------------------------
Basic and Diluted:

Weighted average common shares outstanding                                            15,681      2,138        572

Net loss                                                                            $(44,873)   $(7,194)   $(2,865)

Accretion of mandatory redeemable value of convertible preferred stock                   -        1,286        494
                                                                                    ---------  ---------   --------
Net loss attributable to common stockholders                                        $(44,873)   $(8,480)   $(3,359)
                                                                                    =========  =========  =========

Net loss per common share                                                             $(2.86)    $(3.97)    $(5.87)
                                                                                    =========   ========  =========